State of Delaware
Secretary of State
Division of Corporations
Delivered 09:16 AM 08/29/2008
FILED 09:16 AM 08/29/2008
SRV 080912958 - 4213578 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HARRY'S TRUCKING, INC.

(a Delaware Corporation)

The undersigned, Haris Tajyar, hereby certifies that:

1. He is the President and Chief Executive Officer of Harry's Trucking, Inc., a Delaware corporation (the "Corporation"), and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation's Board of Directors, in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the holders of a majority of the outstanding shares of Common Stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article FIRST of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

> "The name of this corporation (hereinafter called the "corporation") is Premier Power Renewable Energy, Inc."

4. This Certificate of Amendment is effective on September 5, 2008.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 28th day of August 2008.

HARRY'S TRUCKING, INC.

By: /s/ Haris Tajyar
Haris Tajyar
President and Chief Executive Officer